News Release

FOR IMMEDIATE RELEASE
Nov. 25, 2003

FOR MORE INFORMATION,
CONTACT:
Allison Conyers, ACORN: (202) 547-2500
Angela Staron, ACORN Housing: (312) 939-1611

Mark Friedlander
Household International, Inc.
(847) 564-6137
mrfriedlander@household.com

Household, ACORN and consumers reach proposed settlement

CHICAGO -- Household International, Inc., a wholly owned subsidiary of HSBC Holdings plc (NYSE: HBC), the Association of Community Organizations for Reform Now (ACORN), and a series of borrowers from across the United States, announced today they have reached a proposed settlement of nationwide class action litigation relating to the mortgage lending practices of Household's two U.S. branch -based businesses, Household Finance Corporation and Beneficial Corporation.

The core of the proposed settlement is a Foreclosure Avoidance Program (FAP). FAP will provide relief to Household borrowers who are delinquent on their payments and at risk of losing their homes. Components of FAP include:

  Interest rate reductions.
  Waivers of unpaid late charges.
  Deferral of accrued unpaid interest.
  Principal reductions.

The amount of relief granted to a borrower will be determined by formula, and will be automatically provided to any Household borrower who meets the eligibility criteria. Initiated on Oct. 1, 2003, FAP has already helped many borrowers like Melvin and Kim Johnson.

"It was just too much," Kim Johnson recalls. "We kept falling behind on our other bills trying to keep up with our mortgage. It put a damper on our lives. Then we received a call from ACORN informing us that Household was going to lower our payments under this new program and it was like a burden had been lifted. We're still kind of floating from it."

-more-

ACORN and Household reach proposed settlement

In connection with the proposed settlement, Household has agreed to provide funding over a three-year period for ACORN-sponsored financial counseling and literacy programs.

Additionally, the proposed settlement will provide monetary relief to certain borrowers who did not participate in a nationwide settlement announced by state attorneys general last year and will create a good payment rewards program for borrowers who stay current with their monthly mortgage payments.

"Those of us who spoke out are gratified that the settlement will help thousands of families stay in their homes," said Maude Hurd, president of ACORN. "Household's performance on implementing the Foreclosure Avoidance Program has been exceptional, and we are hopeful that our future work together will deliver enormous benefits to subprime borrowers."

"The proposed settlement reaffirms Household's leadership and commitment to ethical mortgage lending practices," said William F. Aldinger, chairman and chief executive officer, Household International. "We look forward to working closely with ACORN in administering these important programs for consumers, and we commend them on their continued efforts to promote financial literacy throughout the United States."

ACORN's case was filed last year in the United States District Court for the Northern District of California, prior to HSBC's acquisition of Household in March 2003. The settlement will become effective only if approved by the court.

Class counsel was Sarah Siskind of Miner, Barnhill & Galland, P.C., Madison, Wisc., Niall McCarthy of Cotchett, Pitre, Simon & McCarthy, Burlingame, Calif., Gary Klein, Grant & Roddy, Boston.

About ACORN

ACORN is an acronym, and each letter should be capitalized. ACORN stands for the Association of Community Organizations for Reform Now. ACORN is the nation's largest community organization of low- and moderate-income families, with over 150,000 member families organized into 700 neighborhood chapters in 51 cities across the country. Since 1970, ACORN has taken action and won victories on issues of concern to its members.

About Household International, Inc

Household International, Inc., based in Prospect Heights, Ill., is a wholly owned subsidiary of HSBC Holdings plc (NYSE: HBC), one of the largest banking and financial services organizations in the world. Household's businesses are leading providers of consumer loans, credit cards, auto finance and credit insurance products in the United States, United Kingdom and Canada. In the United States, Household companies operate under the two oldest and most recognized names in consumer finance - HFC and Beneficial. Additionally, Household's businesses are some of the nation's largest issuers of private label and general-purpose credit cards, including The GM Card® and the AFL-CIO's Union Plus® card. For more information, visit www.household.com.

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